UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

         Filed by the Registrant [X]
         Filed by a Party other than the Registrant [  ]

         Check the appropriate box:

          [ ] Preliminary Proxy Statement

          [ ] Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

          [X] Definitive Proxy Statement

          [ ] Definitive Additional Materials

          [ ] Soliciting Material Pursuant to ss. 240-14a-12

                            PREMIER EXHIBITIONS, INC.
      --------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

         Payment of Filing Fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee  computed on table below per  Exchange  Act Rules  14a-6(i)(1)  and
     0-11.

          (1) Title of each class of securities to which transaction applies:

          (2) Aggregate number of securities to which transaction applies:

          (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

          (4) Proposed maximum aggregate value of transaction:

          (5) Total fee paid:

     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          (1)  Amount previously paid:

          (2)  Form, Schedule or Registration Statement No.:

          (3)  Filing Party:

          (4)  Date Filed:

                            PREMIER EXHIBITIONS INC.
                         3340 Peachtree Road, Suite 2250
                             Atlanta, Georgia 30326





                                                               November 20, 2004

Dear Fellow Shareholder:

         You are cordially invited to attend the Annual Meeting of Shareholders of Premier Exhibitions, Inc. (the "Company"), which will be held at the Marriott Courtyard, 3332 Peachtree Road, NE, Atlanta, Georgia 30326 at 8:30 a.m. on Friday, December 10, 2004.

         At the Annual Meeting, shareholders will be asked to elect four directors and to vote upon the ratification of the appointment of Kempisty & Company, Certified Public Accountants, P.C., as the Company's independent public accountants and auditors for the fiscal year ending February 28, 2005. More detailed information relating to the election of directors and the ratification of Kempisty & Company, Certified Public Accountants, P.C., as auditors, is set forth in the accompanying Proxy Statement, which you are urged to read thoroughly. For the reasons set forth in the Proxy Statement, your Board of Directors recommends a vote FOR each of the nominees for director and FOR the proposal to ratify Kempisty & Company, Certified Public Accountants, P.C.

         We hope that you will be able to attend the Annual Meeting. However, whether or not you plan to attend in person, please complete, sign, date and return the enclosed proxy card(s) promptly to ensure that your shares will be represented. If you do attend the Annual Meeting and wish to vote your shares personally, you may revoke your proxy and do so.

                               Sincerely,



                               Gerald Couture
                               Secretary

                            PREMIER EXHIBITIONS, INC
                               3340 Peachtree Road
                                   Suite 2250
                             Atlanta, Georgia 30326

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                          TO BE HELD DECEMBER 10, 2004

         The Annual Meeting of Shareholders of PREMIER EXHIBITIONS, INC. (the "Company") will be held at the Marriott Courtyard, 3332 Peachtree Road, NE, Atlanta, Georgia 30326 at 8:30 a.m. Eastern Standard Time on Friday, December 10, 2004, for the following purposes:

              1. To elect four members of the Board of Directors, each of whom will serve until the 2005 Annual Meeting of Stockholders and until his successor is duly elected and qualified or until his earlier resignation, removal or death;

             2. To ratify the appointment of Kempisty & Company, Certified Public Accountants, P. C., as the Company's independent certified public accountants for the fiscal year ending February 28, 2005;

             3. To transact such other business as may properly come before the Annual Meeting or any adjournment, postponement or rescheduling thereof.

         The Board of Directors has fixed the close of business on November 12, 2004 as the record date for the determination of shareholders entitled to vote at the Annual Meeting or any adjournments, postponements or rescheduling thereof.

                            By Resolution of the Board of Directors,

                            /s/ Gerald Couture
                            -------------------
                            Gerald Couture
                            Secretary

November 22, 2004

         The matters enumerated above are discussed more fully in the accompanying Proxy Statement. If you do not expect to be present at the Annual Meeting and wish your shares of Common Stock to be voted, please sign, date and mail the enclosed proxy card in the enclosed pre-addressed envelope as promptly as possible. No postage is required if mailed in the United States.

         YOUR VOTE IS IMPORTANT! PLEASE PROMPTLY MARK, DATE, SIGN AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE. IF YOU ARE ABLE TO ATTEND THE ANNUAL MEETING AND WISH TO VOTE YOUR SHARES PERSONALLY, YOU MAY DO SO AT ANY TIME BEFORE THE PROXY IS VOTED.

                            PREMIER EXHIBITIONS, INC.

                       2004 ANNUAL MEETING OF SHAREHOLDERS
                                December 10, 2004

                 INFORMATION CONCERNING SOLICITATION AND VOTING

         The enclosed proxy is solicited by the Board of Directors of Premier Exhibitions, Inc. (the "Company") for use at the Annual Meeting of Shareholders, which will be held at 8:30 a.m. Eastern Standard Time on Friday, December 10, 2004, at the Marriott Courtyard, 3332 Peachtree Road, NE, Atlanta, Georgia and at any adjournment, postponement or rescheduling thereof (collectively, the "Annual Meeting").

         The Board of Directors is aware of two items of business to be considered at the Annual Meeting: (1) the election of four directors to the Board of Directors, and (2) ratification of the appointment of Kempisty & Company, Certified Public Accountants, P.C., as the Company's independent auditors for the fiscal year ending February 28, 2005. The Board of Directors knows of no other matters to be presented for action at the Annual Meeting. However, if any other matters properly come before the Annual Meeting, the persons named in the proxy will vote on such other matters in their discretion.

         The giving of a proxy does not preclude a shareholder from voting in person at the Annual Meeting. The proxy is revocable before its exercise by delivering either written notice of such revocation or a later dated proxy to the Secretary of the Company at its executive office at any time prior to voting of the shares represented by the earlier proxy. In addition, shareholders attending the Annual Meeting may revoke their proxies by voting at the Annual Meeting. All proxies that are completed and properly signed and dated and are returned to the Company prior to the Annual Meeting will be voted as the shareholder directs. If no direction is given, properly executed proxies will be voted FOR election of the directors named therein, and FOR ratification of the appointment of Kempisty & Company, Certified Public Accountants, P.C., as the Company's independent auditors for the fiscal year ending February 28, 2005.

         Only shareholders of record at the close of business on the Record Date, November 12, 2004, are entitled to notice of and to vote at the Annual Meeting. As of the Record Date, 22,305,975 shares of the Company's common stock, $0.0001 par value per share (the "Common Stock"), were outstanding. Each such share of Common Stock is entitled to one vote on each matter submitted to shareholders. A list of shareholders will be available for inspection for at least ten days prior to the Annual Meeting at the principal executive offices of the Company, 3340 Peachtree Road NE, Suite 2250, Atlanta, Georgia 30326, and at the Annual Meeting.

         This Proxy Statement, together with a copy of the Company's Form 10-K and 10-K/A, which includes financial statements for the period ended February 29, 2004, and its Form 10-Q/A for the most recent quarter ended August 31, 2004 is being mailed on or about November 22, 2004 to shareholders of record as of the Record Date.

         Proxies will be voted at the Annual Meeting, if a quorum is present, in accordance with the directions on the proxy card. A majority of the Common Stock outstanding and entitled to vote on the Record Date, present in person or represented by proxy, will constitute a quorum for the Annual Meeting.

         Directors are elected by a plurality of the votes cast. "Plurality" means that the individuals who receive the largest number of votes cast "for" are elected as directors, up to the maximum number of directors to be chosen at the Annual Meeting. Shares not voted "for" a particular director (whether as a result of a direction to withhold or a broker non-vote) will not be counted in such director's favor, but will not affect the outcome of the voting.

         Approval of all other matters to be acted on at the Annual Meeting requires the affirmative vote of a majority of the shares present, in person or by proxy, assuming that a quorum is present. If an executed proxy card is returned and the shareholder has voted "abstain" on any matter (or "withhold authority" as to the election of any director), the shares represented by such proxy will be considered present at the Annual Meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have been voted in favor of such matter. If an executed proxy is returned by a broker holding shares in street name which indicates that the broker does not have discretionary authority as to certain shares to vote on one or more matters, such shares will be considered present at the meeting for purposes of determining a quorum, but will not be considered to be represented at the meeting for purposes of calculating the vote with respect to such matters.

         All of the expense of preparing, printing and mailing this Proxy Statement, including the reimbursement of brokerage firms and others for their expenses in forwarding proxies, this Proxy Statement and accompanying materials to the beneficial owners of the Company's Common Stock, will be borne by the Company.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information known to the Company regarding the beneficial ownership of its Common Stock as of November 12, 2004 by:

          o each person or group known by the Company to own beneficially more than 5% of its outstanding Common Stock;

          o    each of its  directors  and each  executive  officer named in the
               Summary   Compensation   Table   appearing   under  the   heading
               "Compensation of Executive Officers and Directors"; and

          o    its directors and executive officers, as a group.

        As of November 12, 2004, a total of 22,305,975 shares of Common Stock were issued and outstanding.

         The Company has determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission. Unless otherwise indicated, the persons included in the table have sole voting and investment power with respect to all shares beneficially owned thereby.


-------------------------------------------- ----------------------- ------------------------------ ---------------------------
   Name and Address of Beneficial Owner              Class             Amount Beneficially Owned       Percentage of Class

-------------------------------------------- ----------------------- ------------------------------ ---------------------------
Joe Marsh (1)                                        Common                              2,908,768                        13.1
605 Southside Drive
Akron, Ohio  44317
-------------------------------------------- ----------------------- ------------------------------ ---------------------------
Arnie Geller (2)                                     Common                              3,037,500                        13.7
3340 Peachtree Road, N.E, Suite 2250
Atlanta, GA 30326
-------------------------------------------- ----------------------- ------------------------------ ---------------------------
Judith Geller (2)                                    Common                              1,475,000                         6.7
3340 Peachtree Road, N.E, Suite 2250
Atlanta, GA 30326
-------------------------------------------- ----------------------- ------------------------------ ---------------------------
Nick Cretan (3)                                      Common                                275,000                          --
20526 Charlotte Court
Soulsbyville, CA 95372
-------------------------------------------- ----------------------- ------------------------------ ---------------------------
Gerald Couture (4)                                   Common                              1,745,874                         7.9
3340 Peachtree Road, N.E, Suite 2250
Atlanta, GA 30326
-------------------------------------------- ----------------------- ------------------------------ ---------------------------
Doug Banker (5)                                      Common                                297,000                          --
6508 Crane Road
Ypsilanti, MI 48197
-------------------------------------------- ----------------------- ------------------------------ ---------------------------
Tom Zaller (6)                                       Common                                250,000                          --
3340 Peachtree Road, N.E, Suite 2250
Atlanta, GA 30326
-------------------------------------------- ----------------------- ------------------------------ ---------------------------
All Officers and Directors as a Group                Common                              5,605,374                        23.2
(five persons)
-------------------------------------------- ----------------------- ------------------------------ ---------------------------


(1)   Includes Mr. Marsh's latest Schedule 13D filing.
(2) Includes 1,475,000 shares of common stock held as tenancy by the entireties by Mr. Geller and his wife, Judith Geller. Mr. Geller's beneficial ownership includes options to purchase 650,000 shares of common stock.
(3)   Includes options to purchase 150,000 shares of common stock.
(4)   Includes options to purchase 750,000 shares of common stock.
(5)   Includes options to purchase 150,000 shares of common stock.
(6)   Includes options to purchase 250,000 shares of common stock.


                                   PROPOSAL 1:

                              ELECTION OF DIRECTORS

GENERAL

         Four directors are to be elected to serve until the next annual meeting of shareholders and until their respective successors are elected and shall have been qualified or until their earlier resignation, removal or death. The Board of Directors has nominated Arnie Geller, Gerald Couture, N. Nick Cretan and Douglas Banker (the "Nominees") to serve as directors. Directors shall be elected by shareholders holding a plurality of the shares of Common Stock present or represented at the Annual Meeting. In the event that any one of the Nominees is unable or declines to stand for election or to serve as a director, the Board of Directors intends to substitute another person of its choice as nominee, in his place and stead, or to present a lesser number of nominees for director, in accordance with the Company's By-Laws. The Board of Directors has no reason to believe that any Nominee will be unable or will decline to stand for election or to serve as a director. Any vacancy occurring between shareholders' meetings, including vacancies resulting from an increase in the number of directors, may be filled by the Board of Directors. A director elected to fill a vacancy shall hold office until the next annual shareholders' meeting.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE ELECTION OF ALL NOMINEES NAMED ABOVE TO THE BOARD OF DIRECTORS.

MANAGEMENT

         Officers and Directors

         Information regarding the Company's current directors, all of whom are Nominees, and executive officers appears below.


               Name                       Age                                  Position(s)
------------------------------------    ---------    -----------------------------------------------------------------
Arnie Geller                               63        President, Chief Executive Officer, Director
Gerald Couture                             59        Vice President, Secretary, Chief Financial Officer, Director
N. Nick Cretan                             69        Director
Douglas Banker                             52        Director


         Arnie Geller serves as President, Chief Executive Officer and a director of the Company. In November 1999, he was reappointed as President of the Company. He also served as President from May 1993 to May 1995, and has served as a director of the Company since May 1999. Prior to 1993, Mr. Geller had principally been engaged in various executive capacities in the record industry for approximately 27 years. Mr. Geller was a self-employed corporate consultant prior to his reappointment as President of the Company in 1999.

         Gerald Couture has served as Vice President, Secretary and Chief Financial Officer, and a director of the Company since April 2000. Mr. Couture is a partner and principal in Couture & Company, Inc., a private corporate financial consulting firm formed in 1973. Over the last 30 years, Mr. Couture has, through his consulting firm, been involved in public offerings, mergers and acquisitions, venture capital investing, crisis management, reorganizations and the financial management of a number of growth enterprises. Mr. Couture is a director and officer of Alpha Resources, Inc. Mr. Couture has an M.B.A. from Temple University, Philadelphia, and a B.S. in Chemical Engineering from the University of Massachusetts.

         N. Nick Cretan has served as a director of the Company since April 2000. Mr. Cretan has more than 30 years of management experience, including his present position as Chief Operating Officer of the non-profit Maritime Association of the Port of New York and New Jersey. He also serves as President of Friends of the Statue of Liberty, Ellis Island Foundation, President of Friends of Gateway National Parks Foundation and as Executive Director of the American Merchant Marine Memorial Foundation. Previously, he served as Deputy Director of the San Francisco Marine Exchange and as staff assistant at the National Federation of Independent Business.

         Douglas Banker has served as a director of the Company since August 2000. Mr. Banker has more than 25 years of experience in the entertainment industry that includes providing management services to musicians and recording artists; marketing, merchandising, licensing, and sales of music media products; and the development and management of concerts and similar events. Mr. Banker is the manager and principal stockholder in Skillet Records, LLC, an independent record label business that provides national distribution for music artists. Mr. Banker also has authored several significant software programs that have achieved commercial success and has been involved with the management of the enterprises created for their commercialization. Mr. Banker was President of the Board of the Motor City Music Foundation in Detroit, Michigan from 1996 to 2000.

Meetings of the Board of Directors

         The Board of Directors held seven meetings during the fiscal year ended February 29, 2004. All Directors attended all the meetings of the Board.

Committees of the Board of Directors

         At present, the Company has no audit, nominating or compensation committees or committees performing similar functions. The full board of directors presently functions as these committees as it has been difficult to attract additional board members because of the litigation history of the Company and the limited director and officer insurance coverage that the Company can afford. If and when a candidate for potential consideration as a director is identified, the full board will review the candidate's credentials to determine qualifications which will include evaluation of the following: background, experience, financial expertise, public company experience, high ethical standards, professionalism, integrity, avoidance of potential conflicts and other factors that would enhance the effectiveness of the Board.

REPORT OF THE BOARD IN LIEU OF A REPORT OF THE AUDIT COMMITTEE

         The following Report of the Board in Lieu of a Report of the Audit Committee does not constitute soliciting material and should not be deemed to be filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this Report by reference therein.

         The Board of Directors does not have a standing Audit Committee and, therefore, the Board of Directors as a whole is responsible for overseeing management's implementation of the Company's financial reporting process as specified in section 3(a)(58)(B) of the Securities Exchange Act of 1934, as amended. Two members of the Board of Directors, when acting as the Audit Committee, are independent as defined by the Rules of the Securities and Exchange Commission. In discharging its oversight role, the Board of Directors reviewed and discussed the audited financial statements contained in the Company's Annual Report on Form 10-K for the fiscal year ended February 29, 2004 with the Company's management and independent auditor. Management is responsible for the financial statements and the reporting process, including the system of internal controls. The independent auditor is responsible for expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States.

         There were no issues that arose that the independent auditor required discussing with the non-management Board members. The independent auditor has been instructed by management to discuss issues that he may determine are relevant with any or all Board members including any issues deemed significant by the auditor, including those required by Statements on Auditing Standards No. 61 and No. 90 (Communications with Audit Committees), as amended. In addition, the Board discussed with the independent auditor its independence from the Company and its management, including the matters in the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and considered whether the provision of non-audit services by the auditor was compatible with maintaining the auditor's independence.

         In reliance on the reviews and discussions outlined above, the Board of Directors concluded that the audited financial statements should be included in the Company's Annual Report on Form 10-K for the year ended February 29, 2004 for filing with the Securities and Exchange Commission.

                                             Members of the Board of Directors

                                             Douglas Banker
                                             Gerald Couture
                                             N. Nick Cretan
                                             Arnie Geller

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

The following table sets forth a summary of compensation paid to our executive officers for the fiscal years ended, February 28, 2002, February 28, 2003 and February 29, 2004 in excess of $50,000.


------------------------------------------ ----------------------- ---------------------- ---------------------- -------------------
                                                                                                                     Long-Term
                                                                                                                    Compensation
       Name and Principal Position          Year Ended February           Salary              Other Annual       ------------------
                                                 28 (29)th                                    Compensation         Common Shares
                                                                                                                     subject to
                                                                                                                  Options Granted
------------------------------------------ ----------------------- ---------------------- ---------------------- -------------------
Arnie Geller(1) (2)                                 2004                        $370,997                $91,813             475,000
President and Chief                                 2003                         331,659                 37,961                 -0-
Executive Officer                                   2002                         358,463                 48,101             500,000
------------------------------------------ ----------------------- ---------------------- ---------------------- -------------------
Gerald Couture(3)(4)                                2004                        $298,373               $ 68,661             375,000
Vice President - Finance                            2003                         272,467                 51,849                 -0-
Chief Financial Officer                             2002                         225,687                113,059             600,000
------------------------------------------ ----------------------- ---------------------- ---------------------- -------------------
Thomas Zaller (5)                                   2004                        $ 86,537                $ 6,296             250,000
Vice President - Exhibitions
------------------------------------------ ----------------------- ---------------------- ---------------------- -------------------



1. Mr. Geller was appointed our President and Chief Executive Officer on November 26, 1999. Mr. Geller was elected a director on August 9, 1999. An employment agreement between us and Mr. Geller was executed on February 2, 2002 that provided for an annual base salary of $330,000 with 5% per year increases. At Mr. Geller's option, he may elect to receive his compensation in our shares of common stock. For this purpose, the common stock will be valued at 50% of its closing bid price as of the date of the election. Mr. Geller has been granted stock options as an officer and director to purchase 1.375 million shares of the Company's common stock at prices ranging from $0.40 to $1.75 per share that were the closing prices of the stock at the respective times of issuance. All of these options expire ten years from the date of their grant. On December 12, 2003, Mr. Geller received as a director, options to acquire 75,000 shares of common stock at $.32 per share. On April 10, 2004, Mr. Geller's employment agreement was extended two additional years until February 2, 2009 and options to acquire 400,000 shares of common stock at a price of $1.64 were granted. On July 30, 2004, Mr. Geller exchanged 1.2 million options he held for the issuance of 600,000 shares of our common stock to accommodate a private placement of our securities. The options that were exchanged had exercise prices of $1.15, $1.64, and $1.75 per share. The common stock issued is vested immediately but is subject to forfeiture if Mr. Geller does not continue his employment over twelve months from the date of issue.

2. Included in other compensation for fiscal year 2004, was a charge of $50,000 for Mr. Geller's election to receive compensation in common stock at a 50% discount to the then market price; medical payments including medical insurance of $29,813 and a car allowance of $12,000 for the current fiscal year.

3. On April 25, 2000, we hired Mr. Couture as Vice President and Chief Financial Officer, pursuant to a one-year employment agreement. After that employment agreement expired, Mr. Couture continued to serve as an officer with his compensation dependent upon the services he performed. On February 2, 2002, Mr. Couture executed a new employment agreement with us for a term of four years at an annual base salary of $270,000 with 5% per year increases. At Mr. Couture's option, he may elect to receive his compensation in shares of our common stock. For this purpose, the common stock will be valued at 50% of its closing bid price as of the date of the election. Mr. Couture had previously been granted a stock option to purchase 300,000 shares of common stock at a price of $1.625 per share, which was the closing price of the stock on April 24, 2000. Mr. Couture received an option to purchase 600,000 shares at a price of $.40 per share that was the closing price of our common stock on February 1, 2002 as part of an employment agreement. In addition, on February 2, 2002, Mr. Couture's option to acquire 75,000 shares of common stock was reset to an exercise price of $0.40 that was the closing price of the common stock on February 1, 2002. Mr. Couture received as a director, options to acquire 75,000 shares of common stock at $.32 per share. All of these options expire ten years from the date of their grant. On April 10, 2004, Mr. Couture's employment agreement was extended two years until February 2, 2008 and options to acquire 300,000 shares of common stock at a price of $1.64 were granted. On July 30, 2004, Mr. Couture exchanged 600,000 options he held for the issuance of 300,000 shares of our common stock to accommodate a private placement of our securities. The options that were exchanged had exercise prices of $1.625 and $1.64 per share. The common stock issued is vested immediately but is subject to forfeiture if Mr. Couture does not continue his employment over twelve months from the date of issue.

4. Included in other compensation for fiscal year 2004 was a charge of $50,000 for Mr. Couture's election to receive compensation in common stock at a 50% discount to the then market price; medical payments including medical insurance of $18,661, a car allowance of $7,500 and an office allowance of $12,000.

5. On August 4, 2003, we hired Mr. Zaller as Vice President - Exhibitions for a term of three years at an annual base salary of $150,000. Mr. Zaller was also granted a stock option to purchase 250,000 shares of the Company's common stock at an exercise price of $.28 per share.


         STOCK OPTIONS

OPTION GRANTS IN FISCAL YEAR 2004

The following table summarizes the stock options granted to management or the Board of Directors in fiscal year 2004.


                      Number of Securities            Percent of Total          Exercise
    Name              Underlying Options          Options/SARs Granted to         Price      Expiration Date
                            Granted            Executive Employees/Directors    ($/Share)
                                                      in Fiscal Year

Arnie Geller                     75,000                     7.9%                     $.32         2013

Gerald Couture                   75,000                     7.9%                     $.32         2013

Tom Zaller                      250,000                    26.3%                     $.28         2013

Doug Banker                      75,000                     7.9%                     $.32         2013

Nick Cretan                      75,000                     7.9%                     $.32         2013

Total                           550,000                    57.8%


YEAR-END OPTION VALUES IN FISCAL YEAR 2004

The following table summarizes, for each of the Named Executive Officers, the number of stock options held at February 29, 2004 and the aggregate dollar value of in-the-money unexercised options, if any. The value of unexercised, in-the-money options at February 29, 2004 is the difference between (a) the exercise price and (b) the fair market value of the underlying Common Stock as of February 29, 2004, which was $1.20 per share, based on the closing price of the Company's Common Stock on that date. The options described have not been and may never be exercised and actual gains, if any, on exercise would depend on the value of the Common Stock on the actual date of exercise.




                                                                                           Potential Realizable
                                                                                          Value at Assumed Annual
                                                                                           Rates of Stock Price
                                                                                          Appreciation for Option
                                                                                                   Term
                                                                                         --------------------------
                   Number of            Percent of Total         Exercise
                   Securities           Options/SARs Granted     Price      Expiration
Name               Underlying Options   to Employees in Fiscal   ($/Share)  Date           5% ($)        10%($)
                   Granted              Year
                   -------------------  --------------------     ---------  -------------  ------        ------

Arnie Geller             75,000                  7.9%            $.32       2013            $107,514     $170,940

Gerald Couture           75,000                  7.9%            $.32       2013            $107,514     $170,940

Tom                     250,000                 26.3%            $.28       2013            $374,670     $595,700
Zaller
-----------------------------------------------------------------
      Total             400,000                 42.1%
-----------------------------------------------------------------


                         TEN-YEAR OPTION/SAR REPRICINGS

         The following table sets forth the option cancellations and awards for the Company's executive officers during the last five completed fiscal years:


                                                                                        Weighted-
                                                                                        Number of              Average
                                                                                       Shares and             Exercise
                                                                                        Options                 Price
                                                                                       Exercisable            per Share

                              Balance at March 1, 1999                                         -0-               -0-
                              Canceled                                                         -0-               -0-
                              Granted                                                   1,000,000                $1.63

-----------------------------------------------------------------------------------------------------------------------------------

                              Balance at March 1, 2000                                  1,000,000                $1.63
                              Canceled                                                   (500,000)               $1.75
                              Granted                                                   1,900,000                $0.97

-----------------------------------------------------------------------------------------------------------------------------------

                              Balance at March 1, 2001                                  2,400,000                $1.43
                              Canceled                                                         -0-                 -0-
                              Granted                                                   1,350,000                $0.48

-----------------------------------------------------------------------------------------------------------------------------------
                              Balance at March 1, 2002                                  3,750,000                 $1.09
                              Canceled                                                   (250,000)               $0.88
                              Granted                                                          -0-                 -0-

-----------------------------------------------------------------------------------------------------------------------------------

                              Balance at March 1, 2003                                  3,500,000                $1.10
                              Canceled                                                         -0-               --
                              Granted                                                     950,000                $0.32

-----------------------------------------------------------------------------------------------------------------------------------
                              Balance at February 29, 2004                              4,450,000                $0.93
===================================================================================================================================

Aggregated  Option /SAR  Exercises  in Last  Fiscal Year and FY-End  Options/SAR
Values


------------------ -------------- ----------------- --------------------------------- --------------------------------
                                                    Number of Securities Underlying        Value of Unexercised
                      Shares           Value              Unexercised Options         In-the-Money Options at Fiscal
      Name          Acquired On       Realized                                                 Year End ($)*
                   Exercise (#)         ($)

------------------ -------------- ----------------- --------------------------------- --------------------------------
                                                    Exercisable     Un-exercisable    Exercisable     Un-exercisable
------------------ -------------- ----------------- -------------- ------------------ -------------- -----------------
A. Geller               -0-             -0-             1,450,000          0               $541,000         0
------------------ -------------- ----------------- -------------- ------------------ -------------- -----------------
G. Couture              -0-             -0-             1,050,000          0               $606,000         0
------------------ -------------- ----------------- -------------- ------------------ -------------- -----------------
T. Zaller               -0-             -0-               250,000          0               $230,000         0
------------------ -------------- ----------------- -------------- ------------------ -------------- -----------------

* The difference between the option exercise price and the market price of Company common stock at fiscal year end. The actual gain, if any, an executive realizes will depend on the market price of the Company common stock at the time of exercise. "In-the-money" means the market price of the common stock is greater than the exercise price of the option on the date specified


         Re-pricing Option Schedule is shown below. Options granted to the Board of Directors in January 2001, that included two executive officers who serve as Directors, were re-priced so as to maintain an incentive for the continuing services of the all Directors while not increasing the number of options outstanding. As a result of the litigation history of the Company, it is extremely difficult to attract other qualified and competent directors to serve and at the same time provide motivation for continual service.


                                 Number of
                                 Securities                                                        Length of Original
                                 Underlying     Market Price of                                        Option Term
                               Options/SAR's   Stock at Time of       Exercise          New       Remaining at Date of
                                Repriced or      Repricing or      Price at Time      Exercise        Repricing or
       Name            Date     Amended (#)      Amendment ($)      of Repricing     Price ($)      Amendment (years)
                                                                        ($)
Arnie Geller         2/2/02        75,000             .40               1.05            .40              8 years
Gerald Couture       2/2/02        75,000             .40               1.05            .40              8 years
Douglas Banker       2/2/02        75,000             .40               1.05            .40              8 years
N. Nick Cretan       2/2/02        75,000             .40               1.05            .40              8 years

COMPENSATION OF DIRECTORS

         We presently compensate all directors by issuing 25,000 shares of common stock for appointment as a director and, subsequently, issue 25,000 options to purchase our common stock for each year of service. The purpose of the grant of options and shares of common stock is to align the interests of the directors with that our shareholders. During fiscal year 2003, the two independent directors were each granted 100,000 shares of common stock, having a fair market value of $24,000, for their continued services on our behalf with the issuance of such common stock deferred until the second quarter of fiscal year 2004. On December 12, 2003, each director was issued an option to acquire 75,000 shares of common stock at the then market price of $.32 per share. These options expire ten years from the date of that grant. During the 2004 fiscal year, each of the two independent directors received cash compensation for meeting attendance of $2,100.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of the Company's outstanding shares of Common Stock, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock. Such persons are required by SEC regulation to furnish the Company with copies of all such reports that they file. Based solely on a review of the copies of such reports and certain representations which may have been furnished to the Company during or with respect to the Company's fiscal year ended February 29, 2004, the Company believes that, during such fiscal year, all applicable Section 16(a) filing requirements were made.


CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


         On August 15, 2003, we executed a fifth amendment to the license agreement we had with Clear Channel under which the license agreement was extended to April 25, 2004. At that time, we purchased from Clear Channel all of the exhibitry for $600,000, $300,000 to be paid from overage payments during the final extended term and the balance to be paid by us in $150,000 installments due annually over the next two years. On May 26, 2004, we executed a sixth amendment to this same license agreement. This amendment granted to Clear Channel a security interest in the exhibitry. It also allowed us to waive a previous letter of credit in exchange for a new payment schedule that included all overage payments due to us from Clear Channel and payments of $50,000 every six months until the remaining obligation is paid in full.

         A consulting firm in which the Company's Chief Financial Officer is a principal has rendered services to us for the time of other professionals. Payment for these services amounted to $8,922, $10,750, and $7,415 for fiscal years 2004, 2003 and 2002, respectively.

         On April 2, 2002, we entered into a Purchase Agreement for the sale of the common stock, representing 100% ownership, of our Danepath Ltd. subsidiary to Argosy, a party who owned 1,704,545 shares of our common stock. The purchase price, as amended by agreement on June 1, 2002, was for $1.5 million. Danepath's principal asset was the research and recovery vessel "SV EXPLORER". Under the terms of the Purchase Agreement, we received $100,000 upon execution and an obligation of $1.4 million, bearing interest at 8% per annum that was to be paid within six months. This obligation was collateralized with a first mortgage on the vessel "SV EXPLORER", the principal asset owned by Danepath, and all of our common stock owned by Argosy. The note receivable was not paid at its maturity on October 2, 2002. In order to avoid a costly international foreclosure process, we entered into a Settlement Agreement under which we received a cancellation fee of $250,000 from Argosy in the form of a note with a one-year maturity, cancellation of a $240,000 vendor payable, and acquired by deed in lieu of foreclosure the marine vessel, "SV EXPLORER" and related marine equipment for consideration of $750,000 in our new wholly owned United Kingdom subsidiary - Seatron Limited. The ownership of the vessel was subject to a mortgage with us for all monies advanced to this subsidiary. With this settlement agreement, we released Argosy from the original purchase debt obligation of $1.4 million.

         On May 5, 2004, Joe Marsh, a beneficial owner of more than 10% of the Company's outstanding common stock, and another shareholder, advanced us an unsecured loan in the amount of $500,000. The loan is for a term of five-years with interest at 6% over the prime rate. It requires quarterly payments of interest and principal beginning July 26, 2004. As additional consideration for this loan, we issued the lenders 30,000 shares of restricted common stock.

         During the quarter ended August 31, 2004, we issued 900,000 shares of common stock to two officers in exchange for options these officers held on 1,800,000 shares of common stock at exercise prices ranging from $1.15 to $1.64 per share for terms up to ten years. This exchange was required by our investment banking firm to permit the sale of our securities in a private placement. The common stock issued for this exchange vests over twelve months beginning in August 2004. The value of this exchange was $1,179,000, or $1.31 per share, the market price of the common stock at the time of the transaction.

         On October 26, 2004, the SEC announced that Mr. Geller had settled a civil enforcement action with the Commission. Mr. Geller entered into the settlement without admitting or denying the allegations in the Commission's complaint. In order to end this matter, Mr. Geller agreed to pay a civil penalty of $85,000 and consented to the entry of a final judgment enjoining him from violating Section 13(d)(1), 13(d)(2) and 14(a) of the Securities Exchange Act of 1934 and Exchange Rules 12b-20, 13d-1(a) and 14a-3 through 14a-6.


PERFORMANCE GRAPH

        The following graph is a comparison of the cumulative total returns for the Company's Common Stock as compared with the cumulative total return for the Standard & Poor's 600 Small Cap Stock Index and the average performance of five corporations within a Peer Group. The companies selected for a peer group consist of five corporations with similar market capitalization-two of which engages in marine salvage (Odyssey Marine and Ruby Mining), and three (Marlton Technology, Virtra Systems, and Entertainment Technology & Programs) within the same SIC 7900 group-entertainment and amusement. There is not a publicly traded company that has an identical business to Premier Exhibitions. The cumulative returns of the Company and its Peer Group were computed by dividing the difference between the price of Company's Common Stock and those of the Peer Group at the end and the beginning of the measurement period (February 28, 1999 to February 29, 2004) by the price of the Company's and the Peer Group's Common Stock at the beginning of the measurement period. The total return calculations are based upon an assumed $100 investment on February 28, 1999.


[GRAPHIC OMITTED]


                              2/28/99     2/29/00      2/28/01     2/28/02    2/28/03     2/29/04
                               ------     -------    -----------  ---------- ---------- -----------
Premier Exhibitions, Inc.       $100       $169         $ 56         $23       $ 5          $ 83
S & P Small Cap Index            100        136          135         144       115           178
Peer Group                       100         76          267         102        55           369

Compensation Committee Interlocks and Insider Participation

         The Board of Directors does not have a Compensation Committee or a committee performing equivalent functions. Executive compensation is determined by the Board of Directors. During the fiscal year ended February 29, 2004, Arnie Geller, the Company's Chief Executive Officer, and Gerald Couture, its Chief Financial Officer, both served on the Board of Directors. No interlocking relationships exist between the Board of Directors of the Company and the board of directors or compensation committee of any other company.

Board Report on Executive Compensation

            The Board of Directors, which acts as the compensation committee for the Company, believes strongly that performance and, in turn, the maximization of shareholder value, depends to a significant extent on the establishment of a close alignment between the financial interest of stockholders and those of the Company's employees, including senior management. Compensation programs are designed to encourage and balance the attainment of short-term operational goals and long-term strategic initiatives.

            The Board of Directors believes that employees' ownership of a significant equity interest in the Company is a major incentive in building shareholder value and aligning the long-term interests of management and stockholders. The Board of Directors believes the Company has evolved to a point that establishment of a integrated plan that allows all employees to participate in the future growth of the Company is essential to retain and attract qualified personnel.

            The Company compensates Mr. Geller, the Chief Executive Officer, in accordance with his employment agreement. See "Compensation of Executive Officers and Directors". During the fiscal year ended February 29, 2004, Mr. Geller received a salary of $370,997 pursuant to his employment agreement. On December 12, 2003, Mr. Geller elected to purchase 312,500 shares of restricted common stock of the Company at a 50% discount to the then market price of $.32 per share pursuant to an election within his employment agreement to waive the payment of $50,000 of cash compensation. Mr. Geller did not receive any bonus during the fiscal year ended February 29, 2004.

            The Company compensates Mr. Couture, the Chief Financial Officer, in accordance with his employment agreement. See "Compensation of Executive Officers and Directors". During the fiscal year ended February 29, 2004, Mr. Couture received a salary of $298,373 pursuant to his employment agreement. . On December 12, 2003, Mr. Couture elected to purchase 312,500 shares of restricted common stock of the Company at a 50% discount to the then market price of $.32 per share pursuant to an election within his employment agreement to waive the payment of $50,000 of cash compensation. Mr. Couture did not receive any bonus during the fiscal year ended February 29, 2004.

            The Securities and Exchange Commission requires compensation committees of public companies to state their compensation policies with respect to enacted federal income tax laws that limit to $1 million the deductibility of compensation for the Company's named executive officers. The Board acting as a compensation committee has not adopted a policy with respect to the deductibility limit, but will adopt such a policy should it become relevant.



                               Board of Directors
                               Douglas Banker
                               Gerald Couture
                               N. Nick Cretan
                               Arnie Geller

                                   PROPOSAL 2:

                       RATIFICATION OF THE APPOINTMENT OF
           KEMPISTY & COMPANY, CERTIFIED PUBLIC ACCOUNTANTS, P.C., AS
                             INDEPENDENT ACCOUNTANTS

GENERAL

         The Board of Directors has appointed Kempisty & Company, Certified Public Accountants, P.C., as independent accountants for the fiscal year ending February 28, 2005, and has further directed that the selection of such independent accountants be submitted to and ratified by the shareholders at the Annual Meeting. Kempisty & Company, Certified Public Accountants, P.C. will have one or more representatives at the Annual Meeting. Such representatives will have the opportunity to make a statement, if he or she so desires, and will be available to respond to appropriate questions from shareholders.

         THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF KEMPISTY & COMPANY, CERTIFIED PUBLIC ACCOUNTANTS, P.C., AS INDEPENDENT ACCOUNTANTS FOR THE COMPANY.


AUDIT AND NON-AUDIT FEES

Audit Fees-

Fees for audit services provided by our principal accountant during the years ended February 28 (29), 2004, 2003 and 2002 were $35,000, $35,000 and $43,000, respectively. Audit services consisted primarily of the annual audits, review of our financial statements, and services that are normally provided by our accountants in connection with statutory and regulatory filings or engagements for those fiscal years.

Audit-related Fees

There were no fees billed for services reasonably related to the performance of the audit or review of our financial statements outside of those fees disclosed above under the caption Audit Fees for fiscal years 2004, 2003 and 2002.

Tax Fees

There were no fees billed for any tax services.

All Other Fees


There were no other fees billed for services.


Compatibility of Fees

         The Board of Directors has concluded that as there are no other fees paid to the auditor for other services there is no issue as to interference with the principal accountant's independence.

         During the Company's two most recent years, and any subsequent period prior to engaging Kempisty & Company, Certified Public Accountants, P.C., neither the Company nor, to the best of the Company's knowledge, anyone acting on the Company's behalf, consulted Kempisty & Company, Certified Public Accountants, P.C. regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company's financial statements, and either a written report was provided to the Company or oral advice was provided that the new auditors concluded there was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was subject to a disagreement (as described in Section 304(a)(1)(iv) of Regulation S-K) with the former auditors or a reportable event (as defined in Section 304(a)(1)(v) of Regulation S-K).

Changes in and Disagreements with Accountants

         On January 15, 2002, the Company dismissed Goldstein Golub Kessler LLP as the Company's principal accountant and engaged Kempisty & Company, Certified Public Accountants, P.C., as its principal independent accountants to audit the financial statements of the Company for the year ended February 28, 2002.

         The reports of Goldstein Golub Kessler LLP on the Company's financial statements for the years ended February 28, 2001 and February 29, 2000 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

         The decision to change accountants was approved by the Company's Board of Directors. The Board of Directors determined that the Company's auditing needs could be handled by Kempisty & Company, Certified Public Accountants, P. C., as efficiently and more economically compared to the former accounting firm.

         During the years ended February 28, 2001 and February 29, 2000 and through January 14, 2002, there were no disagreements with Goldstein Golub Kessler LLP on any matter of accounting principles or practices, financial statement disclosures or audit scope or procedure, which disagreements if not resolved to the satisfaction of Goldstein Golub Kessler LLP would have caused them to make reference thereto in their reports on the financial statements for such periods.


                                  MISCELLANEOUS

Other Matters

         If any other matters properly come before the Annual Meeting, it is the intention of the proxy holders, identified in the proxy card, to vote in their discretion on such matters pursuant to the authority granted in the proxy and permitted under applicable law. The Company does not have notice of any such matters.

Cost and Manner of Soliciting Proxies

         The expenses of preparing and mailing the Notice of Annual Meeting, the Proxy Statement and the proxy card(s) will be paid by the Company. In addition to the solicitation of proxies by mail, proxies may be solicited by directors, officers and employees of the Company (who will receive no additional compensation) by personal interviews, telephone, telegraph and facsimile. It is anticipated that banks, custodians, nominees and fiduciaries will forward proxy soliciting material to beneficial owners of the Company's Common Stock and that such persons will be reimbursed by the Company for their expenses incurred in so doing.

Proposals of Stockholders for the next meeting

         The next annual meeting of shareholders is expected to be held during December 2005. To be considered for inclusion in the Company's proxy statement and proxy card for the 2005 annual meeting under the Securities and Exchange

Commission's Rule 14a-8, proposals of shareholders intended to be presented at the annual meeting must be received by the Corporate Secretary of the Company at 3340 Peachtree Road NE, Suite 2250, Atlanta, Georgia 30326, 120 days before the Company mails its proxy materials for the annual meeting. Proposals of shareholders intended to be presented at the 2005 annual meeting, but not to be included in the Company's proxy statement and proxy card under the Securities and Exchange Commission's Rule 14a-8, also must be received by the Corporate Secretary at 3340 Peachtree Road NE, Suite 2250, Atlanta, Georgia 30326, 120 days before the Company mails its proxy materials for that annual meeting. If the Company is not provided with written notice of a shareholder proposal within such time, proxies solicited by the Board of Directors for the Annual Meeting of Shareholders will confer discretionary authority to vote on the shareholder proposal if presented at the Annual Meeting.

FORM 10-K

         Additional copies of the Company's Form 10-K for the fiscal year ended February 29, 2004 may be obtained without charge by writing or calling the Corporate Secretary at 3340 Peachtree Road NE, Suite 2250, Atlanta, Georgia 30326 or (404) 842-2600.


                                 By Resolution of the Board of Directors,


November 22, 2004

                            PREMIER EXHIBITIONS, INC.
                                      PROXY
              ANNUAL MEETING OF THE SHAREHOLDERS, DECEMBER 10, 2004
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


The undersigned hereby appoints each of Arnie Geller and Gerald Couture, each with full power to act without the other, and with full power of substitution, as the attorneys and proxies of the undersigned and hereby authorizes them to represent and to vote, all the shares of Common Stock of Premier Exhibitions, Inc. that the undersigned would be entitled to vote, if personally present, at the Annual Meeting of Shareholders to be held on December 10, 2004 or any adjournment, postponement or rescheduling thereof, upon such business as may properly come before the meeting, including the items set forth below. The undersigned hereby revokes any and all previous proxies with respect to the matters covered by this proxy and the voting of such shares at the Annual Meeting.


1.       ELECTION OF DIRECTORS (check one box only)

[ ] FOR all nominees listed below (except as marked to the contrary below) [ ] WITHHOLD AUTHORITY to vote for all nominees listed below

NOMINEES:   Arnie Geller, Gerald Couture, N. Nick Cretan and Douglas Banker.

(INSTRUCTION: To withhold authority to vote for any individual nominee, check the "FOR" box above and write that nominee's name in the space provided below.)



2. TO RATIFY SELECTION OF KEMPISTY & COMPANY, CERTIFIED PUBLIC ACCOUNTANTS, P.C., AS CERTIFIED INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING FEBRUARY 28, 2005.

                         [ ] FOR [ ] AGAINST [ ] ABSTAIN


(To be Completed and Signed on the Other Side)

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 AS RECOMMENDED BY THE BOARD OF DIRECTORS.

To vote in accordance with the recommendations of the Board of Directors, just sign, date and return this proxy--no boxes need be checked.

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Dated:   _____________________     , 2004

                                                     Signature


                                            Signature if held jointly

(PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.)